Exhibit 8

AMENDMENT TO VOTING AGREEMENT

This AMENDMENT TO VOTING AGREEMENT (this “Amendment”) is entered into as of May 31, 2006 among U.S. TelePacific Holdings Corp., a Delaware corporation (“Parent”), and the stockholders of Mpower Holding Corporation, a Delaware corporation (the “Company”), listed as a “Stockholder” on the signature page hereto (each, a “Stockholder” and, collectively, the “Stockholders”).

RECITALS

WHEREAS, Parent and the Stockholders are parties to the Voting Agreement, dated as of May 4, 2006 (the “Agreement”);

WHEREAS, capitalized terms used and not otherwise defined herein shall have the meaning ascribed thereto in the Agreement;

WHEREAS, pursuant to Section 5(c)(ii) of the Agreement, each Stockholder covenanted and agreed, among other things, not to Transfer the shares of Company Common Stock owned by such Stockholder;

WHEREAS, ICG Communications, Inc. (“ICG”) and MCCC ICG Holdings LLC (“MCCC”), each a Stockholder, desire that ICG Transfer to MCCC all, but not less than all, of the Covered Shares owned by ICG; and

WHEREAS, Parent and the Stockholders desire to amend the Agreement as set forth herein to allow ICG to Transfer to MCCC all, but not less than all, of the Covered Shares owned by ICG at the time of such Transfer.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Parent and the Stockholders hereby agree as follows:

1.             Amendment to Section 5(c). The first sentence of Section 5(c) of the Agreement hereby is amended by adding the following proviso at the end of such first sentence:

“; provided, however, that ICG Communications, Inc. (“ICG”) shall be permitted to Transfer to MCCC ICG Holdings LLC all, but not less than all, of the Covered Shares owned by ICG at the time of such Transfer.”

2.             Governing Law. This Amendment and any controversies arising with respect hereto shall be construed in accordance with and governed by the law of the State of New York.

3.             Counterparts; Telefacsimile Execution. This Amendment may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart. Delivery of an executed counterpart of a signature page to this Amendment by telefacsimile shall be effective as delivery of a manually executed counterpart of this Amendment. Any party delivering an executed counterpart of this Amendment by telefacsimile also shall deliver a manually executed counterpart of this Amendment but the failure to deliver a manually executed counterpart shall not affect the validity, enforceability, and binding effect of this Amendment.

4.             Effect on Agreement. The Agreement, as amended hereby, shall be and remain in full force and effect in accordance with its respective terms and hereby is ratified and confirmed in all respects.

IN WITNESS WHEREOF, Parent and the Stockholders have caused to be executed or executed this Amendment as of the date first written above.

U.S. TelePacific Holdings Corp.

By:	/s/ Richard A. Jalkut
Name: Richard A. Jalkut
Title: President and Chief Executive Officer

STOCKHOLDERS

MCCC ICG Holdings LLC

By:	/s/ Robert J. Schmiedeler
Name: Robert J. Schmiedeler
Title: CFO and Secretary

ICG Communications, Inc.

By:	/s/ Robert J. Schmiedeler
Name: Robert J. Schmiedeler
Title: CFO

Aspen Advisors, LLC

By:	/s/ Nikos Hecht
Name: Nikos Hecht
Title: Managing Member

/s/ Rolla P. Huff
Rolla P. Huff

/s/ S. Gregory Clevenger
S. Gregory Clevenger

/s/ Joseph M. Wetzel
Joseph M. Wetzel

Signature Page to Amendment to Voting Agreement